CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated May 1, 2026, and each included in this Post-Effective Amendment No. 324 to the Registration Statement (Form N-1A, File No. 033-50718) of The Advisors’ Inner Circle Fund II (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated February 27, 2026, with respect to the financial statements and financial highlights of Champlain Mid Cap Fund, Champlain Small Company Fund, Champlain Strategic Focus Fund, Vontobel International Equity Fund, Vontobel Global Equity Fund, Vontobel International Equity Active ETF, and Vontobel U.S. Equity Fund (seven of the funds constituting The Advisors’ Inner Circle Fund II) included in the Annual Report to Shareholders (Form N-CSR) for the period or year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 30, 2026